Exhibit 10.47

ZIMMER BIOMET HOLDINGS, INC. EXECUTIVE PHYSICAL SUB PLAN

THIS ZIMMER BIOMET HOLDINGS, INC. EXECUTIVE PHYSICAL SUB PLAN (“Sub Plan”) is hereby established by Zimmer Biomet Holdings, Inc. (“Corporation”), effective as of April 1, 2019.

WHEREAS, the Corporation sponsors group health plans in both the United States and Puerto Rico (collectively, the “Health Plan”) for the benefit of eligible participants and their covered beneficiaries; and

WHEREAS, the Corporation desires to implement an executive physical benefit for eligible executives by adopting this Sub Plan which shall be considered an addendum to the Health Plan.

NOW, THEREFORE, this Sub Plan is hereby adopted as an addendum to the Health Plan as set forth below:

1.Eligibility.  An executive of the Corporation is eligible to participate in this Sub Plan if he or she is on the Corporation’s United States or Puerto Rico payroll and, as of the date of the physical, the individual is:

(a)A member of the Corporation’s Leadership Team or a successor committee; and

(b)Designated in writing as a participant in this Sub Plan by the Compensation and Management Development Committee of the Board of Directors, or by the Corporation’s highest-level Human Resources executive.

(“Eligible Executive”).

For purposes of clarification, dependents of Eligible Executives are not eligible for this benefit.

2.Benefits.

(a)	(i)Each Eligible Executive may obtain an executive physical at the following facilities: the University of Colorado, the Cleveland Clinic, or Mount Sinai (New York).
(ii)

The Corporation’s Benefits Committee has the authority to add or delete participating facilities by written resolution.  An Eligible Executive may only have one executive physical once per calendar year under this Sub Plan.  The executive physical is intended to be for preventative services only, and any other services shall be excluded under this Sub Plan.

(b)

The Corporation shall reimburse an Eligible Executive for reasonable travel, meals and lodging incurred to obtain a physical under the Sub Plan.  The Eligible Executive must submit a request for reimbursement in accordance with the Corporation’s expense reimbursement policy.  Any

US.120925622.02

reimbursement shall be imputed as taxable income, and the Eligible Executive shall be responsible for any and all taxes due.

3.No Extension of Coverage.  Coverage under the Sub Plan shall not be deemed coverage under the Health Plan.  As such, an Eligible Executive shall not be entitled to any benefits under the Health Plan, unless and until such executive enrolls in coverage under the Health Plan.

4.Termination.  Coverage shall terminate upon the earliest of: termination of employment; the individual ceasing to be an Eligible Executive; or the termination of the Sub Plan.

5.Miscellaneous.

(a)

This Sub Plan shall be considered a part of the Health Plan and the following provisions are incorporated by reference:  HIPAA Privacy and Security Rules; Claim and Appeal procedures; ERISA-required disclosures; and COBRA continuation.

(b)	By providing this benefit, the Corporation is not recommending medical providers, nor does the Corporation represent or warrant services of providers.
(c)	The decision to obtain a physical under this Sub Plan is voluntary.
(d)

The Corporation makes no representations or warranties as to the tax consequences of participating in the Sub Plan, and each Eligible Executive shall be solely responsible for any taxes, penalties or interest assessed due to the benefit provided hereunder.

(e)	Except as delegated herein, the Sub Plan may be amended or terminated by the duly authorized action of the Compensation and Management Development Committee of the Corporation’s Board of Directors.

2

US.120925622.02